UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only
(as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to Section 240.14a-12

WELLS FARGO FUNDS TRUST

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.) Title of each class of securities to which transaction applies:

2.) Aggregate number of securities to which transaction applies:

3.) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount which the filing fee is calculated and state how it was determined):

4.) Proposed maximum aggregate value of transaction:

5.) Total fee paid:

October 24, 2007

Affiliated Managers Group Agrees to Acquire Majority Interest in Cooke & Bieler

On October 24, 2007, Affiliated Managers Group, Inc. (AMG) announced that it had signed a definitive agreement to acquire a majority interest in Cooke & Bieler, L.P. (C&B). This change of control will require a new subadvisory agreement with C&B, which will now be known as Cooke & Bieler, LLP.

AMG is an asset management company that has equity investments in a diverse group of growing boutique investment firms. Throughout its history, AMG has proven to be strongly committed to the core principles of affiliate autonomy and equity participation, thereby preserving each affiliate’s distinct culture and entrepreneurial focus. It is anticipated that AMG’s innovative approach will provide a long-term ownership transition solution for C&B, while allowing C&B to preserve its culture and investment approach that has distinguished the firm in its long history in the investment management business. The transaction is expected to close in early 2008.

For some time, C&B has been exploring alternatives to provide liquidity to its outside investor and single largest internal equity partner, who is not a member of its institutional investment team. At the same time, it has been seeking to ensure the firm’s stability and continuity through the development of a long-term plan to transition ownership to a broader group of professionals within the firm. Both of these objectives are satisfied by partnering with AMG, along with the following additional goals:

•	Retain organizational and investment autonomy.
•	Retain meaningful equity ownership among existing C&B partners.
•	Expand its base of internal equity partners.
•	Maintain the ability to use equity to retain and attract people.

As a condition of AMG’s investment in C&B, all of C&B’s partners have signed long-term employment contracts, which, combined with their ongoing ownership interests in C&B, are designed to secure their long-term commitment to the firm. Additionally, AMG’s proven equity recycling program provides C&B with the ability to retain and attract talented professionals. C&B believes that it has prepared sufficiently for the longevity and continued success of the firm. The investment decision makers at C&B are expected to remain in place, continuing to provide outstanding service through their commitment to a “high quality, low risk” investment philosophy.

The Wells Fargo Advantage Funds Board of Trustees has approved new subadvisory agreements with Cooke & Bieler, LLP, to continue to manage the following Funds:

•	Wells Fargo Advantage C&B Large Cap Value Fund
•	Wells Fargo Advantage C&B Mid Cap Value Fund
•	Wells Fargo Advantage Value Fund
•	Wells Fargo Advantage VT C&B Large Cap Value Fund

The ownership change has no impact on the Funds’ expenses or on the fees paid to C&B for subadvisory services. The new subadvisory agreement requires shareholder approval for the four Funds. The Funds will be requesting shareholder approval in a proxy mailing later this year that requests approval at a shareholder meeting, which we anticipate will take place in late January 2008. Please see the table below for the anticipated key dates related to the approval process.

Date	Event
October 24, 2007	C&B announced the signing of a definitive agreement with AMG.
On or about November 21, 2007	Proxy record date. (Proxies will be mailed to shareholders of record as of this date.)
December 2007	Proxy statement to be filed with SEC.
December 2007	Proxy statements to be mailed to shareholders.
Late January 2008	Shareholder meeting.

An additional Product Alert with details about the proxy is scheduled for distribution at the time of the proxy filing, which is expected to be in December 2007.

Investment professionals with questions about this information may contact the

Wells Fargo Advantage Funds Sales Desk at 1-888-877-9275.

In connection with the proposed transaction described in this communication, Wells Fargo Funds Trust will file a Proxy Statement with the Securities and Exchange Commission. All investors and security holders are advised to read this Proxy Statement in its entirety when it becomes available because it will contain important information regarding the transaction, the persons soliciting proxies in connection with the transaction, and the interests of these persons in the transaction and related matters. Wells Fargo Funds Trust intends to mail the Proxy Statement to the shareholders of the Funds once such Proxy Statement is declared effective by the Commission. Investors and security holders may obtain a free copy of the Proxy Statement when available and other documents filed by Wells Fargo Funds Trust with the Commission in connection with the transaction at that Commission’s Web site at http://www.sec.gov. Free copies of the Proxy Statement may be obtained by directing a request via telephone to Wells Fargo Advantage Funds at 1-888-877-9275 or our proxy solicitor, D.F. King & Co., Inc., at 1-800-714-3305. In addition to the Proxy Statement, the Funds file annual, semi-annual, and special reports; proxy statements; and other information with the Commission. You may read and copy any reports, statements, or other information filed by the Funds at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C. 20549 or at the Commission’s other public reference room in New York, New York. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Funds’ filings with the Commission are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Wells Fargo Funds Trust, its trustees, executive officers and certain members of its management, and other employees may be soliciting proxies from Fund shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the Funds’ shareholders under the rules of the Commission will be set forth in the proxy statements to be filed by Wells Fargo Funds Trust with the Commission in December 2007.

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Advantage Funds. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company. 107494 10-07

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE